Exhibit 4.2
THIS NOTE AND THE SECURITIES UNDERLYING THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION AND QUALIFICATION WITHOUT, EXCEPT AS OTHERWISE AGREED BY BELL INDUSTRIES, INC., AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO BELL INDUSTRIES, INC. THAT SUCH REGISTRATION AND QUALIFICATION ARE NOT REQUIRED.
THIS NOTE AND THE INDEBTEDNESS EVIDENCED HEREBY IS SUBORDINATED IN THE MANNER AND TO THE EXTENT SET FORTH IN SECTION 8(b) BELOW AND THE HOLDER OF THIS NOTE, BY ACCEPTANCE HEREOF, SHALL BE BOUND BY THE PROVISIONS OF SECTION 8(b) OF THIS CONVERTIBLE PROMISSORY NOTE.
CONVERTIBLE PROMISSORY NOTE

$10,000,000	January 31, 2007
FOR VALUE RECEIVED, the undersigned, BELL INDUSTRIES, INC., a California corporation (the “Maker”), hereby promises to pay to the order of Newcastle Partners, L.P. a Texas limited partnership, or its assigns (the “Payee”), at such place as the Payee may designate in writing, the principal sum of Ten Million ($10,000,000), or such other amount as shall equal the outstanding principal amount hereof, under the terms set forth herein. Capitalized terms used but not defined herein shall have the respective meanings given to such terms in the Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), between the Maker and the Payee.
1. Interest. Except as otherwise provided herein, the unpaid principal balance hereof from time to time outstanding shall bear interest from the date hereof at the rate of eight percent (8%) per annum, subject to adjustment as provided for in Section 6. Interest shall accrue on the outstanding unpaid principal amount (as increased pursuant to Section 2(a) below) until such principal amount is paid (or converted as provided herein) from the date hereof. Interest on this Note shall be computed on the basis of a 365-day year.
2. Payment of Interest and Principal. Except as otherwise provided herein (including, without limitation, Sections 5 and 6 hereof), and subject to any default hereunder, the principal and interest hereof is payable as follows:
(a) Interest shall be paid in kind and shall accrete as additional principal on this Note on the applicable interest payment date; provided that, following January 31, 2008, if both (i) Maker’s senior lenders (including Agent, in the event that the Senior Credit Agreement remains in effect) consent in writing to the payment of cash interest and (ii)

the Current Market Price at the date of election (which shall be on or following January 31, 2008) is at least 200% of the Conversion Price, interest on the then outstanding principal balance of this Note may be paid in cash at the election of Maker; provided further that, if such election to pay cash interest is made, the interest rate set forth in Section 1 hereof shall be increased to the lesser of (a) sixteen percent (16%) or (b) the highest lawful interest rate permitted by applicable law; and provided further that any accrued interest as of the date of such election shall accrete as additional principal on this Note as of such election date. Interest shall be payable in arrears on December 31, March 31, June 30 and September 30 of each year, beginning March 31, 2007. All references herein to the “principal” of this Note shall include all interest accreted thereon as additional principal pursuant to the foregoing sentence.
(b) The entire outstanding principal amount of the Note together with all accrued but unpaid interest shall be due in cash on January 31, 2017 (the “Maturity Date”).
(c) On and following January 31, 2010, so long as the Current Market Price (determined on the date of prepayment) is greater than 150% of the Conversion Price and the Shareholder Approval shall have been received, the Maker will have right of early prepayment of this Note at an amount equal to 105% of the aggregate outstanding principal on this Note. For the purposes of this Note, the “Current Market Price” on any date means the average of the daily Closing Prices per share of Common Stock for all Trading Days included in 90 consecutive calendar days preceding the date in question. For purposes of the foregoing, (i) the “Closing Price” shall be the last reported sales price or, if no such reported sale takes place on any particular date, the average of the reported closing bid and asked prices on the principal exchange (or on NASDAQ) on which the Common Stock is listed (or if the Common Stock is not so listed, the average of the closing bid and asked prices furnished by any two members of the National Association of Securities Dealers as selected by Payee for such purpose) on the date in question and (ii) “Trading Days” shall mean any day on which the market on which the Common Stock is then traded is open for trading. Any such prepayment under this Section 2(c) shall be on 30 days advance notice to Payee.
3. Conversion at the Option of Payee.
(a) At any time while any portion of the principal or interest of this Note is outstanding, the Payee may give the Maker written notice of its intention to convert all or any portion of the outstanding principal and/or accrued but unpaid interest on this Note into such number of shares of the Maker’s common stock (the “Common Stock”), equal to the amount to be converted divided by the Conversion Price in effect at such time. Upon receipt of the Payee’s written notice, the Maker shall cause certificates representing those shares to be delivered to Payee within three business days of Maker’s receipt of such notice. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the date the applicable conversion notice is given.

(b) The “Conversion Price” shall be $3.81, subject to any adjustment. The Conversion Price shall be adjusted proportionally for any subsequent stock dividend or split, stock combination or other similar recapitalization, reclassification or reorganization of or affecting Maker’s Common Stock. In addition, the Conversion Price shall also be appropriately adjusted in the event that Maker issues shares of Common Stock (or issues securities, including warrants or similar rights, entitling holders to exercise, convert or exchange into, or otherwise subscribe for, shares of Common Stock) at a price per share less than the Current Market Price as of the date of such issuance, as follows: the new Conversion Price shall be reduced to equal (x) the prevailing Conversion Price (i.e., prior to any adjustment hereunder) multiplied by (y) the quotient obtained by dividing (a) the Market Value Share Number by (b) the total number of shares of Common Stock that would be outstanding after giving effect to the exercise, conversion or exchange of any rights or other derivative Company securities outstanding (determined pro forma for the applicable issuance giving rise to the adjustment in the Conversion Price hereunder). For purposes of the foregoing, the “Market Value Share Number” shall equal the sum of (i) the total number of shares of Common Stock that would be outstanding after giving effect to the exercise, conversion or exchange of any rights or other derivative Company securities outstanding (determined prior to the applicable issuance giving rise to the adjustment in the Conversion Price) plus (ii) the quotient obtained by dividing (A) the aggregate consideration received by the Company in the applicable issuance (or, in the case of the issuance of any rights or other derivative Company securities giving rise to the adjustment in the Conversion Price hereunder, such aggregate consideration to be received upon the exercise, conversion or exchange of any such rights or derivative Company securities) by (B) the Current Market Price.
(c) In case of a Change of Control, instead of receiving shares of Maker’s Common Stock upon conversion of this Note, Payee shall have the right thereafter to receive the kind and amount of shares of stock and other securities, cash and property which the Payee would have owned or have been entitled to receive immediately after such Change of Control had the same portion of this Note been converted immediately prior to the effective date of such Change of Control and, in any such case, if necessary, appropriate adjustment shall be made in the application of the provisions set forth in this Section with respect to the rights and interests thereafter of the Payee, to the end that the provisions set forth in this Section shall thereafter correspondingly be made applicable, as nearly as may reasonably be, in relation to any shares of stock and other securities, cash and property thereafter deliverable in connection with this Note. The provisions of this subsection shall similarly apply to successive Changes of Control.
(d) “Change of Control” means that the Maker shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Maker is the surviving corporation) another person, (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Maker to another person, (iii) allow another person to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the person or persons making or party to, or associated or affiliated with the persons making or party to, such purchase, tender or exchange offer), or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization or spin-off) with another person whereby such other person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other person or other persons making or party to, or associated or affiliated with the other persons making or party to, such stock purchase agreement or other business combination); provided, however, that a transaction in which Newcastle Partners, L.P. or any of its affiliates is the acquiring party shall not be deemed to constitute a Change of Control.
(f) No fractional shares of Maker’s Common Stock shall be issued upon conversion of the Note. In lieu of any fractional shares to which Payee would otherwise be entitled, the Maker shall pay cash equal to the product of such fraction multiplied by the average of the closing prices of the Common Stock on the American Stock Exchange (or the exchange on which Maker’s Common Stock trades for the five consecutive trading days immediately preceding the date of the conversion.
(g) In the event of an adjustment to the Conversion Price, the Maker shall promptly deliver to the Payee a certificate, signed by its Chief Financial Officer, setting forth the new Conversion Price and a calculation in reasonable detail of the adjustment to the Conversion Price.
(h) The Maker shall pay any and all taxes that may be payable with respect to the issuance and delivery of Common Stock upon conversion of this Note; provided that the Maker shall not be required to pay any tax that may be payable in respect of any issuance of Common Stock to any person other than the Payee or with respect to any income tax due by the Payee with respect to such Common Stock.
4. Redemption Upon Change of Control. No sooner than 15 days nor later than 10 days prior to the consummation of a Change of Control, the Maker shall deliver written notice of such Change of Control to the Payee (a “Change of Control Notice”). At any time during the period beginning after the Payee’s receipt of a Change of Control Notice and ending on the date of the consummation of such Change of Control, the Payee may require the Maker to redeem all or any portion of this Note by delivering written notice thereof (a “Change of Control Redemption Notice”) to the Maker, which Change of Control Redemption Notice shall indicate the portion of the outstanding principal amount of this Note that the Payee is electing to redeem. The portion of this Note subject to redemption pursuant to this Section 4 shall be redeemed by the Maker at a price equal to 110% of the principal amount being redeemed, plus accrued but unpaid interest on such principal amount (the “Change of Control Redemption Price”). Redemptions required by this Section 4 shall be made on the date of the consummation of the Change of Control and shall have priority to payments to shareholders of the Maker in connection with such Change of Control. Notwithstanding anything to the contrary in this Section 4, until the Change of Control Redemption Price is paid in full, the principal amount submitted for redemption under this Section 4 (together with any accrued but unpaid interest thereon) may be converted, in whole or in part, by the Payee into Common Stock pursuant to Section 3.

5. Conversion On Maturity Date. On the Maturity Date, in lieu of receiving the payment required by Section 2(b), the Payee may elect to have Maker issue to the Payee a certificate representing such number of shares of Common Stock as is equal to the quotient obtained by dividing the entire principal amount of this Note then outstanding, plus all accrued but unpaid interest thereon, by the Conversion Price in effect at such time, in full satisfaction of this Note (the “Maturity Date Conversion”). The applicable provisions of Section 3 shall apply with equal force to the Maturity Date Conversion. In the event that the Shareholder Approval has not then been obtained, Payee may elect to receive both (1) such number of shares as the Maker shall be permitted to issue under exchange rules in the absence of a shareholder vote and (2) cash in lieu of any remaining principal balance.
6. Condition to Issuance of Shares Upon Conversion. Notwithstanding anything to the contrary contained in Section 3 or Section 5 of this Note, it shall be a condition precedent to Maker’s issuance of shares of Common Stock under this Note in an amount greater than 19.9% of the Company’s then issued and outstanding Common Stock upon conversion of this Note, whether on the Maturity Date or otherwise, that the Shareholder Approval shall have been obtained prior to such issuance; provided that, in the event that the Shareholder Approval is not obtained, Payee shall be permitted to convert this Note into such number of shares as the Maker shall be permitted to issue under exchange rules in the absence of a shareholder vote (and Payee shall be permitted to retain the Note in respect of any remaining principal balance). In addition, notwithstanding anything to the contrary, in the event that the Shareholder Approval is not obtained, the interest rate set forth in Section 1 hereof in respect of the Disallowed Excess Principal on this Note shall be increased to the lesser of (a) sixteen percent (16%) or (b) the highest lawful interest rate permitted by applicable law. For purposes of this Note, the “Disallowed Excess Principal” shall mean the principal balance of the Note (determined after giving effect to any accretion for interest that has become payable) in excess of the principal balance of the Note then convertible at the Conversion Price into the maximum number of shares permitted under applicable exchange rules in the absence of a shareholder vote. For the avoidance of doubt, the Disallowed Excess Principal shall increase with each subsequent payment of interest that accretes as additional principal on this Note.
7. Dividends. If, at any time while any portion of the principal or interest on the Note is outstanding, Maker declares a distribution in cash, property (including securities) or a combination thereof, whether by way of dividend or otherwise, with respect to its Common Stock, the Payee shall participate pro rata in such distribution on an as-converted basis with holders of Maker’s Common Stock.
8. Security; Subordination.
(a) Notwithstanding anything to the contrary, the indebtedness evidenced by this Note is hereby expressly subordinated in the manner set forth in Section 8(b) below. This Note will rank senior to all existing and future unsecured indebtedness of Maker. In addition, promptly following the date of this Note, Maker agrees to enter into a security agreement with Payee acceptable to Payee, Maker and Agent which agreement grants Payee a second lien security interest in all of Maker’s presently existing and hereafter acquired real and personal property to secure Maker’s obligations under this Note; provided that the security agreement set forth as exhibit A hereto shall be deemed to be acceptable to both Maker and Agent. Notwithstanding anything to the contrary, if the foregoing security agreement is not executed within eight (8) weeks following the date of this Note, the interest rate set forth in the first sentence of Section 1 of this Note shall be increased to, and remain (until any further adjustment pursuant to this Note), ten percent (10%).
(b) Subordination Provisions
(1) Certain Terms Defined. The following terms in this Note shall have the meanings specified below:
     “Agent” means Wells Fargo Foothill, Inc., in its capacity as the arranger and administrative agent for the Lenders, together with its successors and assigns, if any, in such capacity.
     “Borrowers” means, individually and collectively, jointly and severally, Bell Industries, Inc., a California corporation, and Bell Industries, Inc., a Minnesota corporation.
     “Indebtedness” means (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, interest rate swaps, or other financial products, (c) all obligations as a lessee under capital leases, (d) all obligations or liabilities of others secured by a Lien on any asset of a Person or its subsidiaries, irrespective of whether such obligation or liability is assumed, (e) all obligations to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices), (f) all obligations owing under hedge agreements, and (g) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (f) above.
     “Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of title 11 of the United States Code (as in effect from time to time) or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.
     “Junior Debt” means all principal, interest, fees, costs, enforcement expenses, and all other payment obligations (including attorneys fees and disbursements and the repurchase price with respect to this Note) of any kind arising under this Note (and any amendments, restatements, supplements, or other modifications thereof) or any other Junior Document, together with any and all refinancings, renewals, or extensions of such obligations.
     “Junior Documents” means, collectively, this Note, the Purchase Agreement, the Security Agreement and any and all other documents or instruments executed in connection with this Note, the Purchase Agreement or the Security Agreement, whether now existing or hereafter created, each as amended, restated supplemented, or otherwise modified from time to time.
     “Lenders” means, individually and collectively, the lenders from time to time party to the Senior Credit Agreement.
     “Lien” means any interest in an asset securing an obligation owed to, or a claim by, any Person other than the owner of the asset, irrespective of whether (a) such interest is based on the common law, statute, or contract, (b) such interest is recorded or perfected, and (c) such interest is contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances. Without limiting the generality of the foregoing, the term “Lien” includes the Lien or security interest arising from a mortgage, deed of trust, encumbrance, notice of Lien, levy or assessment, pledge, hypothecation, assignment, deposit arrangement, security agreement, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes and also includes reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting real property.
     “Paid in Full” means the payment in full in cash of all Senior Debt and the termination of all commitments of the holders of the Senior Debt to extend further credit to Borrowers, or, in the case of Senior Debt consisting of contingent obligations in respect of letters of credit, hedging obligations, bank product obligations, or other reimbursement obligations, the setting apart of cash sufficient to discharge such portion of the Senior Debt in an account for the exclusive benefit of the holders thereof, in which account such holders shall be granted a first priority perfected security interest in a manner reasonably acceptable to such holders.
     “Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.
     “Senior Credit Agreement” means that certain Credit Agreement, dated as of January 31, 2007, by and among Borrowers, the Lenders, and Agent, as amended, restated, supplemented, or otherwise modified from time to time
     “Senior Debt” means all obligations (whether now outstanding or hereafter incurred, contingent or non-contingent, liquidated or unliquidated, or primary or secondary) of Borrowers in respect of (a) principal under the Senior Credit Agreement or any other Senior Loan Document (or any refinancing agreement entered into with respect thereto), (b) all interest and premium, if any, in respect of the Indebtedness referred to in clause (a) above, (c) all fees (including attorneys fees) and expenses payable pursuant to any Senior Loan Document (or a refinancing agreement entered into with respect thereto), (d) all other Obligations (as defined in the Senior Credit Agreement) or other payment obligations (including costs, expenses, letter of credit reimbursement obligations, hedging obligations, bank product obligations, or otherwise) of Borrowers to Agent or Lenders under or arising pursuant to any Senior Loan Document (or to third persons under provisions of a refinancing agreement entered into with respect thereto), including contingent reimbursement obligations with respect to outstanding letters of credit, all costs and expenses incurred by Agent or any Lender in connection with its or their enforcement of any rights or remedies under the Senior Loan Documents, including, by way of example, attorneys fees, court costs, appraisal and consulting fees, auctioneer fees, rent, storage, insurance premiums, and like items, and irrespective of whether allowable as a claim against Borrowers in any Insolvency Proceeding, (e) post-petition interest on the Indebtedness referred to in clauses (a) through (d) above, at the rate provided for in the instrument or agreements evidencing such Indebtedness, accruing subsequent to the commencement of an Insolvency Proceeding (whether or not such interest is allowed as a claim in such Insolvency Proceeding), and (f) any refinancings, renewals, or extensions of the Indebtedness referred to in clauses (a) through (e) above.
     “Senior Loan Documents” means the Senior Credit Agreement and the other Loan Documents (as defined in the Senior Credit Agreement), each as amended, restated supplemented, or otherwise modified from time to time, including any agreement extending the maturity of, consolidating, or otherwise restructuring (including adding subsidiaries of Borrowers thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender, or group and whether or not increasing the amount of Indebtedness that may be incurred thereunder.
(2) Subordination and Standby.
     (a) Agreement to Subordinate.
          (i) Maker covenants and agrees, and the holder of this Note by its acceptance hereof likewise covenants and agrees, that this Note is subject to the provisions of this Section (8)(b)(2)(a)(i), and each Person holding this Note, whether upon original issue or upon transfer, assignment or exchange thereof, accepts and agrees to be bound by such provisions. The holder of this Note by its acceptance hereof also acknowledges and agrees that the subordination provisions set forth in this Section 8(b)(2)(a)(i) are, and are intended to be, an inducement and a consideration to each holder of the Senior Debt to acquire and continue to hold, or to continue to hold, the Senior Debt and such holder of the Senior Debt shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or continuing to hold, such Senior Debt.
          (ii) The holder of this Note by its acceptance hereof agrees, for itself and each future holder of this Note or the Junior Debt, that the Junior Debt is expressly

“subordinate and junior in right of payment” (as that phrase is hereinafter defined) to all Senior Debt. “Subordinate and junior in right of payment” means that (A) no part of the Junior Debt shall have any claim to the assets of any Borrower on a parity with or prior to the claim of the Senior Debt, and (B) unless and until the Senior Debt has been Paid in Full, without the express prior written consent of the holders of the Senior Debt, the holder of this Note will not take, demand (including by means of any legal action) or receive from a Borrower, and no Borrower will make, give or permit, directly or indirectly, by set-off, redemption, purchase or in any other manner, any payment of the whole or any part of the Junior Debt.
          (iii) Unless and until the Senior Debt is Paid in Full and irrespective of whether a default or event of default has occurred and is continuing with respect to the Senior Debt: (A) the holder of this Note shall not accelerate the Junior Debt and shall not, directly or indirectly, commence, prosecute, or participate in any lawsuit, action, or proceeding, whether private, judicial, equitable, administrative, or otherwise (including the filing of any Insolvency Proceeding against any Borrower or any assets of any Borrower) to enforce its rights or interests in respect of the Junior Debt, and (B) the holder of this Note shall have no right either to (x) obtain a Lien on any assets of any Borrower (other than, so long as the holder of this Note executes and delivers to the Agent an intercreditor and subordination agreement in form and substance reasonably satisfactory to Agent, those Liens granted by Borrower to the holder of this Note under the Security Agreement) or (y) enforce any Liens in, foreclose, levy, or execute upon, or collect or attach any assets of any Borrower, whether by judicial action or otherwise. In the event that the holder of this Note obtains any Liens in violation of the provisions of this Note, any and all of such Liens shall in each case be subordinate to the Liens on the collateral securing the Senior Debt.
     (b) Insolvency.
          (i) Continuing Subordination. The provisions of this Section 8(b)(2)(b)(i) are intended to be enforceable notwithstanding any dissolution, winding-up, liquidation, or reorganization of any Borrower, whether voluntary or involuntary, or the commencement of any Insolvency Proceeding by or against a Borrower. Upon any such dissolution, winding-up, liquidation, reorganization, or Insolvency Proceeding, (A) all amounts due or to become due upon the Senior Debt shall first be Paid in Full before any payment is made on account of the Junior Debt, and (B) any payment or distribution of any kind or character (whether in cash, property, securities, by set-off, or otherwise) to which the holder of this Note would be entitled but for the provisions of this Section 8(b)(2)(b)(i), shall be immediately delivered by the Person making such payment or distribution (whether a Borrower, a trustee in bankruptcy, a receiver, or otherwise) or the holder of this Note (if received by it) directly to Agent for application to the payment of the Senior Debt.
          (ii) Reinstatement. If Agent or any Lender or any other holder of any Senior Debt is required in any Insolvency Proceeding or otherwise to turn over or otherwise pay any amount (a “Recovery”) to the estate or to any creditor or representative of a Borrower or any other Person, then the Senior Debt shall be reinstated to the extent of such Recovery. If the provisions of this Section 8(b)(2)(b)(ii) shall have been terminated prior to such Recovery, such provisions shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair, or otherwise affect the obligations of the parties hereto from such date of reinstatement.
          (iii) Proof of Claim. The holder of this Note may file a proof of claim in an Insolvency Proceeding; provided however that if the holder of this Note does not file a proper claim or proof of debt or other document or amendment thereof in the form required in any Insolvency Proceeding prior to 30 days before the expiration of time to file such claim or other document or amendment thereof, then Agent shall have the right (but not the obligation) in such proceeding, and the holder of this Note hereby irrevocably appoints Agent as such holder’s lawful attorney in fact to demand, sue for, collect, receive and give receipt for the payments and distributions in respect of the Subordinated Debt that are made in such proceeding and that are required to be paid or delivered to Agent as provided in Section 8(b)(2)(b)(i), to file and prove all claims therefore, to vote the claim of the holder of this Note (whether in respect of any plan of reorganization or liquidation or otherwise), and to execute and deliver all documents in such proceeding, all in the name of Agent or the holder of this Note, as Agent reasonably may determine to be necessary or appropriate.
          (iv) Other Waivers. Until the Senior Debt has been Paid in Full, the holder of this Note agrees that it shall not without Agent’s written consent, (A) propose any plan of reorganization or liquidation or file any pleading or other document in support of any plan that would impair the rights of Agent, the Lenders, or any other holders of the Senior Debt, (B) oppose any plan of reorganization or liquidation proposed by, or approved in writing by, Agent, (C) vote its claim in favor of any plan of reorganization or liquidation opposed by Agent, or (D) oppose any relief requested or supported by Agent; provided, however that the holder of this Note may propose a plan of reorganization so long as such plan requires that the Senior Debt be Paid in Full on the effective date of such plan.
     (c) Turnover. In the event that the holder of this Note receives any payment or distribution of assets of Borrower of any kind in contravention of any term of this Note (whether in cash, property or securities, by setoff or otherwise) before the Senior Debt is Paid in Full, then such payment or distribution shall be held by such holder in trust for the benefit of Agent, and such holder shall immediately deliver such payment or distribution to Agent in precisely the form received (except for the endorsement or assignment by such holder where necessary) for application to the payment of the Senior Debt. In the event of the failure of the holder of this Note to make any such endorsement or assignment to Agent, Agent and any of its officers or agents are hereby irrevocably authorized to make such endorsement or assignment and the holder of this Note hereby irrevocably appoints Agent as such holder’s lawful attorney in fact for the purpose of enabling Agent to make such endorsement or assignment.
     (d) Debt Amendments and Changes.

          (i) Any holder of the Senior Debt may, at any time and from time to time, without the consent of or notice to the holder of this Note, without incurring responsibility to the holder of this Note, and without impairing or releasing the subordination provided in this Note or the obligations of the holder of this Note to the holders of the Senior Debt, discontinue the extension of credit to any Borrower and take any other action in respect of the Senior Debt or the assets of any Borrower which such holders is entitled to take with respect to the Senior Debt or such assets. Any holder of the Senior Debt shall have the right, without notice to or consent from the holder of this Note, to amend, restate, supplement, or modify the Senior Debt or any Senior Loan Document, in any manner whatsoever, including the right to do any of the following: (A) change the manner, place, or terms of payment (including any change in the rate of interest) or extend the time of payment of, or renew, amend, modify, alter, or grant any waiver or release with respect to, or consent to any departure from, the Senior Debt or any instrument evidencing the same or any agreement evidencing, governing, creating, guaranteeing or securing the Senior Debt; (B) sell, exchange, release, or otherwise deal with any property pledged, mortgaged or otherwise securing the Senior Debt; (C) release any Person liable under or in respect of the Senior Debt; (D) fail or delay in the perfection of Liens securing the Senior Debt; (E) exercise or refrain from exercising any rights against Company and any other Person; or (F) amend, or grant any waiver or release with respect to, or consent to any departure from, any guarantee for all or any of the Senior Debt, and the holder of this Note consents and agrees to any such action, amendment, supplement, or modification. The holder of this Note waives notice of any such action, amendment, supplement, or modification, and agrees that no such action, amendment, supplement, or modification shall affect, release, or impair the provisions of this Section 8(b).
          (ii) The holder of this Note understands and agrees that none of the Junior Documents or any other document, instrument or agreement evidencing all or any part of the Subordinated Debt (other than immaterial modifications) may be modified or amended without the prior written consent of Agent.
     (e) No Impairment of Subordination. No right of any present or future holder of the Senior Debt to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of a Borrower or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by a Borrower with the terms, provisions and covenants of this Note, regardless of any knowledge thereof which any such holder may have or otherwise be charged with.
     (f) No impairment of Borrower’s Obligation. Nothing contained in this Section 8(b) or elsewhere in this Note is intended to or shall impair, as among Borrowers, their creditors other than the holders of the Senior Debt, and the holder of this Note, the obligation of Borrowers, which is absolute and unconditional, to pay to the holder of this Note the principal of, and premium, if any, and interest on this Note as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the holder of this Note and creditors of Borrowers other than the holders of the Senior Debt. No provision of this Section 8(b)(2)(f) shall prevent the occurrence of any default or event of default under this Note; provided that if payment of this Note is accelerated because of an event of default, Borrowers shall promptly notify Agent of the acceleration.
(3) Costs and Attorneys Fees. In the event Agent or any Lender or any other holder of any Senior Debt commences or becomes a party to any proceeding or action to enforce the provisions of Section 8(b), the court or body before which the same shall be tried shall award to the prevailing party all costs and expenses thereof, including, but not limited to, reasonable attorneys’ fees, the usual and customary and lawfully recoverable court costs, and all other expenses in connection therewith.
(4) Third Party Beneficiary. Each of Agent, each Lender, and each other holder of any Senior Debt is a third party beneficiary of this Section 8(b) and may enforce the provisions of Section 8(b) against any holder of the Junior Debt.
(5) Modification of this Section. None of the provisions of this Section 8(b) may be waived, amended, supplemented or otherwise modified without the prior written consent of Agent and the requisite holders of Senior Debt as required by the Senior Loan Documents, which may be withheld by Agent or such holders in their sole reasonable discretion.
(6) Notwithstanding anything to the contrary, the provisions set forth in this Section 8(b) shall be superceded by the provisions of any intercreditor and subordination agreement or similar agreement entered into between Payee and Agent in connection with the granting of any security interest to Payee pursuant to Section 8(a) hereof.
9. Affirmative Covenants. Except to the extent permitted by the Senior Credit Agreement so long as such facility remains in effect, from the date hereof and until payment in full of this Note, the Maker will, and will cause each of its Subsidiaries to:
(a) Maintenance of Existence. Do all things necessary to preserve and keep in full force and effect its existence as a corporation.
(b) Compliance with Applicable Laws. Comply in all material respects with the requirements of all applicable statutes, laws, rules, regulations and orders of any governmental authority, except where contested in good faith and by proper proceedings.
(c) Licenses. Obtain and maintain all material licenses, permits, franchises or other governmental authorizations necessary to the ownership of its properties or to the conduct of its business.
(d) Financial Reporting. Comply with the financial reporting requirements set forth in the Senior Credit Agreement.
10. Negative Covenants.

(a) Indebtedness. Except to the extent permitted by the Senior Credit Agreement so long as such facility remains in effect, neither the Company nor any Subsidiary will incur indebtedness for borrowed money except the following:
(i) Senior Debt under Senior Credit Agreement in an aggregate principal amount not to exceed $40 million;
(ii) Indebtedness for borrowed money that is not secured by a Lien on any assets, property or capital stock owned by the Company or any of its Subsidiaries in an amount not to exceed $1,000,000; and
(iii) any other Indebtedness permitted to be incurred under Section 6.1 of the Senior Credit Agreement so long as such facility remains in effect.
(b) Liens. Neither the Company nor any of its Subsidiaries shall create, incur, assume or permit to exist any Lien on or with respect to any of its assets or property of any character, whether now owned or hereafter acquired, except for Permitted Liens (as defined in the Senior Credit Agreement so long as such facility remains in effect; provided that “Permitted Liens” shall be defined in accordance with Section 8(b) otherwise).
(c) Material Asset Sales. Neither the Company nor any of its Subsidiaries shall sell, lease, transfer, license or otherwise dispose of any of its assets or property including securities (collectively, a “Transfer”), whether now owned or hereafter acquired, except (i) transfers in the ordinary course of its business consisting of the sale of inventory and sales of worn-out or obsolete equipment and (ii) transfers not in excess of one million ($1,000,0000) for fair value and other than to any affiliate of the Company.
(d) Mergers, Etc. Neither the Company nor any of its Subsidiaries shall consolidate with or merge into any other Person or permit any other Person to merge into it.
11. Default. Except to the extent that any of the following are not “Events of Default” under the Senior Credit Agreement so long as such facility remains in effect, the occurrence of any one or more of the following events shall constitute an event of default (each, an ‘Event of Default”), upon which Payee may declare the entire principal amount of this Note, together with all accrued but unpaid interest, to be immediately due and payable in cash:
(a) The Maker shall fail to make any payment of principal (including, but not limited to, upon any conversion pursuant to Section 5 hereof or the maturity of the Note) and/or accrued but unpaid interest (at the applicable rate) when due and payable, and such failure, in the case of any interest payment, shall continue for a period of at least five business days.
(b) The Maker shall be in material default of any term or provision of this Note, the Purchase Agreement, the Registration Rights Agreement or the Security Agreement, and such failure shall continue through 15 days after Payee gives written notice of such default to Maker.

(c) Any representation or warranty of the Maker contained in the Purchase Agreement or the Registration Rights Agreement shall have been false in any material respect on the Closing Date.
(d) Maker or any of its Subsidiaries shall (i)(A) fail to make any payment when due under the terms of any bond, debenture, note or other evidence of indebtedness, including the Senior Debt, to be paid by such Person (excluding this Note but including any other evidence of indebtedness of Maker or any of its subsidiaries to the Payee) and such failure shall continue beyond any period of grace provided with respect thereto, or (B) default in the observance or performance of any other agreement, term or condition contained in any such bond, debenture, note or other evidence of indebtedness, and (ii) in each case, the effect of such failure or default is to cause, or permit the holder or holders thereof to cause, indebtedness in an aggregate amount of one million dollars ($1,000,000) or more to become due prior to its stated date of maturity, unless such acceleration shall have been rescinded and such failure to pay cured within thirty (30) days from the date of such acceleration.
(e) A final judgment or order for the payment of money in excess of one million dollars ($1,000,000) (exclusive of amounts covered by insurance issued by an insurer not an affiliate of Maker) shall be rendered against the Maker or any of its Subsidiaries and the same shall remain undischarged for a period of thirty (30) days during which execution shall not be effectively stayed, or any judgment, writ, assessment, warrant of attachment, or execution or similar process shall be issued or levied against a substantial part of the property of the Maker or any of its subsidiaries and such judgment, writ, or similar process shall not be released, stayed, vacated or otherwise dismissed within thirty (30) days after issue or levy.
(f) any Liens of Payee in any of the assets of Maker or its Subsidiaries shall cease to be or shall not be valid and perfected Liens or the Maker or any Subsidiary shall assert that such Liens are not valid and perfected Liens.
(g) The Maker or any of its Subsidiaries, pursuant to or within the meaning of Title 11, U.S. Code, or any similar federal, foreign or state law for the relief of debtors (collectively, “Bankruptcy Law”), (i) commences a voluntary case, (ii) consents to the entry of an order for relief against it in an involuntary case, (iii) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official (a “Custodian”), (iv) makes a general assignment for the benefit of its creditors or (v) admits in writing that it is generally unable to pay its debts as they become due.
(h) A court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against the Maker or any of its Subsidiaries in an involuntary case, (ii) appoints a Custodian of the Maker or any of its Subsidiaries or (iii) orders the liquidation of the Maker or any of its Subsidiaries.

Without limiting the above, the Maker acknowledges that payments (including but not limited to upon conversion of this Note) on the various scheduled due dates are of essence and that any failure to timely make any applicable payment of the principal or interest (within any permitted grace period) permits Payee to declare this Note immediately due in cash in its entirety without any prior notice of any kind to Maker, except for the specific notices provided above. Upon the occurrence and during the continuance of an event of default, the interest rate under this Note shall be increased to the lesser of (a) sixteen percent (16%) or (b) the highest lawful interest rate permitted by applicable law. In the event that such event of default is subsequently cured, the adjustment referred to in the preceding sentence shall cease to be effective as of the date of such cure; provided that the interest as calculated and unpaid at such increased rate during the continuance of such event of default shall continue to apply to the extent relating to the days after the occurrence of such event of default through and including the date of cure of such event of default.
12. Applicable Law; Forum. THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF. EACH OF PAYEE AND MAKER CONSENTS TO SUBMIT TO THE PERSONAL JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE STATE OF TEXAS, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE, AGREES THAT ALL CLAIMS IN RESPECT OF THE ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT, AND AGREES NOT TO BRING ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE IN ANY OTHER COURT. EACH OF THE PARTIES TO THIS AGREEMENT AGREES NOT TO ASSERT IN ANY ACTION OR PROCEEDING ARISING OUT OF RELATING TO THIS NOTE THAT THE VENUE IS IMPROPER, AND WAIVES ANY DEFENSE OF INCONVENIENT FORUM TO THE MAINTENANCE OF ANY ACTION OR PROCEEDING SO BROUGHT AND WAIVES ANY BOND, SURETY OR OTHER SECURITY THAT MIGHT BE REQUIRED OF ANY OTHER PARTY WITH RESPECT THERETO; PROVIDED HOWEVER THAT THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF SECTION 8(B) OF THIS NOTE SHALL BE GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA, AND EACH OF THE HOLDER OF THIS NOTE AND THE HOLDERS OF THE SENIOR DEBT SUBMIT TO THE PERSONAL JURISDICTION OF ANY STATE OR FEDEAL COURT SITTING IN THE STATE OF CALIFORNIA IN RESPECT OF CLAIMS ARISING UNDER SECTION 8(B) OF THIS NOTE.
13. Waivers. The Maker hereby waives presentment for payment, notice of dishonor, protest and notice of payment and all other demands and notices of any kind in connection with the enforcement of this Note. Any provision of this Note may be amended, waived or modified upon the written consent of Maker and Payee. No failure or delay on the part of the Payee in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege.
14. No Setoffs. The Maker shall pay (and, if applicable, this Note shall automatically accrete in respect of) principal and interest under the Note without any deduction for any setoff or counterclaim.
15. Costs of Collection. If this Note is not paid when due, the Maker shall pay Payee’s reasonable costs of collection, including reasonable attorneys’ fees.
16. Notices. Whenever notice is required to be given under this Note, such notice shall be given in accordance with Section 7.7 of the Purchase Agreement.
17. Transferability. This Note shall be transferable by Payee. Neither this Note, nor any obligations hereunder, shall be assignable by Maker without Payee’s express written consent.
18. Inspection Rights. The Holder and its representatives shall have the right, at any time during normal business hours, upon reasonable prior notice, to visit and inspect the properties of Maker and its corporate, financial and operating records, and make abstracts therefrom.
19. Severability. The invalidity, illegality or unenforceability of one or more of the provisions of this Note in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Note in such jurisdiction or the validity, legality or enforceability of this Note, including any such provision, in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law. Payee does not agree or intend to contract for, charge, collect, take, reserve or receive any amount in the nature of interest or otherwise which would in any way or event (including demand, prepayment or acceleration) cause Payee to collect more on its loan that the maximum amount Payee would be permitted to charge or collect by federal law or the law of the State of Texas (as applicable). Any such excess interest shall instead of anything to the contrary, be applied first to reduce the outstanding principal balance of this Note, and when the principal balance has been paid in full, be refunded to Maker.
{SIGNATURE PAGE FOLLOWS}

IN WITNESS WHEREOF, the undersigned has hereunto affixed its signature.
BELL INDUSTRIES, INC.

By	/s/ John A. Fellows

Its	Chief Executive Officer